Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NIMBLE STORAGE, INC.

Suresh Vasudevan hereby certifies that:

ONE: The original name of this company is Nimble Storage, Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was November 8, 2007.

TWO: He is the duly elected and acting Chief Executive Officer of Nimble Storage, Inc., a Delaware corporation.

THREE: Article III, Section A, of the Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated in its entirety to read as follows:

“A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is one hundred twenty-six million five hundred forty-seven thousand one hundred six (126,547,106) shares, eighty-seven million two hundred twenty-seven thousand (87,227,000) shares of which shall be Common Stock (the “Common Stock”) and thirty-nine million three hundred twenty thousand one hundred six (39,320,106) shares of which shall be Preferred Stock (the “Preferred Stock”). The Common Stock shall have a par value of one-tenth of one cent ($0.001) per share and the Preferred Stock shall have a par value of one-tenth of one cent ($0.001) per share.”

FOUR: All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

FIVE: This Certificate of Amendment to Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this corporation.

SIX: This Certificate of Amendment to Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Sections 228 and 242 of the Delaware General Corporation Law.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, Nimble Storage, Inc. has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 18th day of March, 2013.

NIMBLE STORAGE, INC.

Signature:	/s/ Suresh Vasudevan

Print Name:	Suresh Vasudevan

Title:	Chief Executive Officer

2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NIMBLE STORAGE, INC.

Nimble Storage, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

ONE: The original name of this corporation is Nimble Storage, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was November 8, 2007.

TWO: The Amended and Restated Certificate of Incorporation in the form of Exhibit A attached hereto has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and has been duly approved by this written consent of the stockholders of this corporation in accordance with Section 228 of the DGCL.

THREE: The text of the Amended and Restated Certificate of Incorporation of this corporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, Nimble Storage, Inc. has caused this Amended and Restated Certificate to be executed by Suresh Vasudevan, a duly authorized officer, this 22nd day of October 2012.

NIMBLE STORAGE, INC.

By:	/s/ Suresh Vasudevan
	Name:	Suresh Vasudevan
	Title:	Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NIMBLE STORAGE, INC.

The name of this corporation is Nimble Storage, Inc. (the “Company”).

I.

The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Zip Code 19808, and the name of the registered agent of the Company in the State of Delaware at such address is Corporation Service Company.

II.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

III.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is one hundred eighteen million five hundred forty-seven thousand one hundred six (118,547,106) shares, seventy-nine million two hundred twenty-seven thousand (79,227,000) shares of which shall be Common Stock (the “Common Stock”) and thirty nine million three hundred twenty thousand one hundred six (39,320,106) shares of which shall be Preferred Stock (the “Preferred Stock”). The Common Stock shall have a par value of one-tenth of one cent ($0.001) per share and the Preferred Stock shall have a par value of one-tenth of one cent ($0.001) per share. Effective immediately upon the filing of this Amended and Restated Certificate of Incorporation, (i) each issued and outstanding share of Common Stock shall be subdivided into one and a half (1.5) shares of issued and outstanding shares of Common Stock, and (ii) each issued and outstanding share of Preferred Stock shall be subdivided into one and a half 1.5) shares of issued and outstanding shares of Preferred Stock (the subdivisions referenced in subsections (i) and (ii) of this sentence being collectively referred to as the “Stock Split”). Unless otherwise noted in this Amended and Restated Certificate of Incorporation, all share numbers and prices per share have been adjusted to reflect the Stock Split.

B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis).

C. Seventeen million two hundred forty-two thousand one hundred two (17,242,102) of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock,” eight million two hundred fifty-two thousand nine hundred eighty-eight (8,252,988) of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock,” five million four hundred forty-seven thousand one hundred thirteen (5,447,113) of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock,” three million six hundred seventy-seven thousand nine hundred three (3,677,903) of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” and four million seven hundred thousand (4,700,000) of the authorized shares of Preferred Stock are hereby designated “Series E Preferred Stock,” together with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, the “Series Preferred.”

D. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1.	DIVIDEND RIGHTS.

(a) Holders of Series Preferred, in preference and priority to the holders of Common Stock and any other class or series of securities ranking junior to the Series Preferred, shall be entitled to receive, when, as and if declared by the Board of Directors (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Original Issue Price (as defined below) per annum on each outstanding share of Series Preferred. Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative. The Company shall not declare or pay any dividend on shares of one series of Series Preferred without declaring and paying an equivalent dividend on shares of all series of Series Preferred.

(b) The “Original Issue Price” of a share of the Series A Preferred Stock shall be $0.509 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the “Original Issue Price” of a share of the Series B Preferred Stock shall be $1.00267 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the “Original Issue Price” of a share of the Series C Preferred Stock shall be $2.93733 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the “Original Issue Price” of a share of the Series D Preferred Stock shall be $6.79733 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) and the “Original Issue Price” of a share of the Series E Preferred Stock shall be $9.582 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). For the avoidance of doubt, the aforementioned Original Issue Prices have been adjusted for the Stock Split and no additional adjustment shall be made as a result of the Stock Split.

(c) So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Section 1(a) above on the Series Preferred share have been paid or declared and set apart, except for:

(i) Acquisitions of Common Stock by the Company from its or its subsidiaries’ employees, officers, directors or consultants pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost and fair market value) upon termination of their employment, consultant or other services to the Company;

(ii) acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares; or

(iii) distributions to holders of Common Stock in accordance with Sections 3 and 4.

(d) Whenever a dividend or other distribution provided for in this Section 1 shall be payable in property other than cash, the value of such dividend or other distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

(e) In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(f) The provisions of Sections 1(c) and 1(d) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 5(f) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by (i) the Board and (ii) the Series Preferred as may be required by this Certificate of Incorporation.

(g) Distributions to the Company’s stockholders as they relate to repurchase of shares of Common Stock upon termination of employment or service as a consultant or director may be made without regard to the preferential dividends arrears amount or any preferential rights amount (each as determined under applicable law).

2.	VOTING RIGHTS.

(a) General Rights. Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Except as otherwise herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Series Preferred. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series Preferred (voting together as a single class on an as-converted basis) shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series Preferred so as to affect them adversely;

(ii) Any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock;

(iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series Preferred in right of redemption, liquidation preference, voting or dividend rights or any increase in the authorized or designated number of any such new class or series;

(iv) Any issuance of Series Preferred other than pursuant to a stock purchase agreement approved by the Board (including at least one of the Series A Directors (as defined below));

(v) Any increase in the number of shares of Common Stock reserved for issuance to employees, officers and directors of, or consults or advisors, to the Company and or any subsidiary under stock option plans or other arrangements that are approved by the Board (including at least one of the Series A Directors);

(vi) Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or Preferred Stock other than dividends required pursuant to Section 1 hereof (except for acquisitions of Common Stock by the Company permitted by Section 1(c)(i), (ii) and (iii) hereof, and redemptions required by Section 6 hereof);

(vii) Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 4 hereof);

(viii) Any voluntary dissolution or liquidation of the Company, including, without limitation, a Liquidation Event (as defined in Section 3(a) hereof); or

(ix) Any increase or decrease in the authorized number of member of the Company’s Board.

(c) Separate Vote of Series B Preferred Stock. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series B Preferred Stock (voting together as a single class) shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any increase or decrease in the authorized number of shares of Series B Preferred Stock.

(d) Separate Vote of Series C Preferred Stock. In addition to any other vote or consent required herein or by law, the vote or written consent of the holder of a majority of the outstanding Series C Preferred Stock (voting together as a single class) shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any increase or decrease in the authorized number of shares of Series C Preferred Stock.

(e) Separate Vote of Series D Preferred Stock. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series D Preferred Stock (voting together as a single class) shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any increase or decrease in the authorized number of shares of Series D Preferred Stock.

(f) Voting Rights of Series E Preferred Stock.

(i) In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series E Preferred Stock (voting together as a single class) shall be necessary for effecting or validating (whether by merger, recapitalization or otherwise) any increase or decrease in the authorized number of shares of Series E Preferred Stock.

(ii) Notwithstanding Section 2(g)(iii) hereof, the shares of Series E Preferred Stock shall not be entitled to vote with respect to the election or removal of members of the Board unless and until (A) every holder of Series E Preferred Stock (x) who has acquired shares pursuant to that certain Series E Preferred Stock Purchase Agreement, dated as of or around August 10, 2012, by and among the Corporation and the Purchasers (as defined therein) and (y) whose acquisition of Series E Preferred Stock as a security with the right to vote with respect to the election or removal of members of the Board would require a filing under the Hart-Scott-Rodino Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations (the “HSR Act”), has made such a filing, and (B) the applicable waiting period for each and every such filing has expired or terminated. Immediately following the expiration or termination of all such applicable waiting periods under the HSR Act, the shares of Series E Preferred Stock shall thereafter be entitled to vote with respect to the election or removal or members of the Board pursuant to Section 2(g)(iii).

(g) Election of Board of Directors.

(i) For so long as at least 6,000,000 shares of Series A Preferred Stock remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event (other than the Stock Split) affecting the Series A Preferred Stock after the filing date hereof) the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board (the “Series A Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(ii) The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members or the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(iii) The holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to any vacancy caused by the resignation, death or removal of such directors.

(iv) No person entitled to vote an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(v) During such time or times that applicable law requires cumulative voting, one or more directors may be removed from office at any time without cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for that director as provided above; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent elected were then being elected.

3.	LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, the holders of shares of Series Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of a series of Series Preferred held by them, an amount per share of a series of Series Preferred equal to the greater of: (i) the applicable Original Issue Price plus all declared but unpaid dividends, if any, on such series of the Series Preferred, or (ii) the per share amount that would be paid on the Common Stock upon such Liquidation Event if all shares of such series of Series Preferred had been converted into Common Stock at the applicable Series Preferred Conversion Rate in effect immediately prior to the Liquidation Event. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) After the payment of the full liquidation preference of the Series Preferred as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock in proportion to the number of shares held by such holders.

(c) In any Liquidation Event or any Acquisition or Asset Transfer (each as hereinafter defined), if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made except that any publicly-traded securities will be valued as follows:

(i) If securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to such distribution; and

(ii) If securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five trading days prior to such distribution.

4.	ASSET TRANSFER OR ACQUISITION RIGHTS.

(a) In the of shares of an Acquisition or Asset Transfer, then each holder of shares of Series Preferred shall be entitled to receive, for each share of Series Preferred then held, the amount of cash, securities or other property which such holder would be entitled to receive in a Liquidation Event pursuant to Section 3(a) above.

(b) For the purposes of this Section 4:

(i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, stock acquisition or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided, however, that an Acquisition shall not include any transaction or series of transaction principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and

(ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

5.	CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Series Preferred Conversion Rate” then in effect (determined as provided in Section 5(b)) by the number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, as applicable, being converted.

(b) Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series Preferred (the “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the applicable Original Issue Price of such series of the Series Preferred by the “Series Preferred Conversion Price,” calculated as provided in Section 5(c).

(c) Series Preferred Conversion Price. The conversion price for the Series Preferred, as of the filing date hereof, shall be the applicable Original Issue Price of such series of the Series Preferred (the “Series Preferred Conversion Price”). Each such Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series Preferred Conversion Price herein shall mean the Series Preferred Conversion Price as so adjusted.

(d) Mechanics of Conversion. Each holder of shares of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this

Section 5 shall (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred or (ii) notify the Company or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined in good faith by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations of Common Stock. If at any time or from time to time on or after the date that the first share of Series E Preferred Stock is issued (the “Original Issue Date”) the Company effects a subdivision of the outstanding Common Stock (other than the Stock Split), the applicable Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares, the applicable Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date, other than in connection with the Stock Split, the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock, the Series Preferred Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The applicable Series Preferred Conversion Price shall be adjusted by multiplying the applicable Series Preferred Conversion Price then in effect by a fraction equal to:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date, other than in connection with the Stock Split, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of shares of Series Preferred shall then have the right to convert ..such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the applicable Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Sale of Shares Below Series Preferred Conversion Price.

(i) If at any time or from time to time on or after the Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(e), 5(f) or 5(g) above, for an Effective Price (as defined below) less than the then effective Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price or Series E Preferred Conversion Price, as applicable (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing applicable Series Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the applicable Series Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction equal to:

(A) the numerator of which shall be the sum of: (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale and (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing applicable Series Preferred Conversion Price; and

(B) the denominator of which shall be the sum of: (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale and (B) the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) No adjustment shall be made to the applicable Series Preferred Conversion Price in an amount less than one cent per share. Any adjustment required by, the Section 5(h) shall be rounded to the nearest one cent ($0.01) per share. Any adjustment otherwise required by this Section 5(h) that is not required to be made due to the preceding two sentences shall be included in any subsequent adjustment to the applicable Series Preferred Conversion Price.

(iii) For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or .similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 5(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants,

purchase rights or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of· Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amount of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of anti dilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D) No further adjustment of the Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series Preferred Conversion price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(v) For the purpose of making any adjustment to the Conversion Price of the Series Preferred required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Common Stock issued upon conversion of the Series Preferred;

(B) shares of Common Stock or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board (including at least one of the Series A Directors);

(C) shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date;

(D) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board (including at least one of the Series A Directors);

(E) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board (including at least one of the Series A Directors); and

(F) any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein is not primarily for equity financing purposes and has been approved by the Company’s Board (including at least one of the Series A Directors).

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the applicable Series Preferred Conversion Price shall be reduced to the Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(vii) If the original issuance of any Convertible Security (excluding Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive securities issued in accordance with Section 5(h)(v) hereof) did not result in an adjustment to the Conversion Price for any series of Preferred Stock pursuant to the terms of Section 5(h)(iv) hereof, either because (1) the Effective Price of the Additional Shares of Common Stock was equal to or greater than the applicable Series Preferred Conversion Price then in effect or (2) such Convertible Security was issued before the Original Issue Date, and the terms of such Convertible Security are revised after the Original Issue Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (A) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Convertible Security or (B) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Convertible Security, as so amended, and the Common Stock subject thereto (determined in the manner provided in Subsection Section 5(h)(iv) hereof) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(i) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Series Preferred may be waived by the consent or vote of the holders of the majority of the outstanding shares of such series either before or after the issuance causing the adjustment. Any such waiver shall bind all current and future holders of shares of such series of Series Preferred.

(j) Certificate of Adjustment. In each case of an adjustment or readjustment of the applicable Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred so requesting at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred. Failure to request or provide such notice shall have no effect on any such adjustment.

(k) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to received any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of shares of Series Preferred at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding Series Preferred, voting together as a single class on an as-if converted basis) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(l) Automatic Conversion.

(i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price (A) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (x) the per share price is at least five dollars and one cent ($5.01) (as adjusted for stock splits, dividends, recapitalizations and the like (other than the Stock Split) with respect to the Common Stock after the filing date hereof), and (y) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $20,000,000, or (B) at any time upon the affirmative election of the holders of a majority of the outstanding shares of the Series Preferred. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(ii) Upon the occurrence of any of the events specified in Section 5(1)(i) above, the outstanding shares of the applicable series of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of any Series Preferred, each holder of record of shares of such Series Preferred shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series Preferred shall not have been surrendered at the office of the Company or any transfer agent for the Series Preferred, that notice from the Company shall not have been received by any holder of record of shares of Series Preferred or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder. The Company shall, as soon as practicable after delivery of such Series Preferred certificates or after such agreement and indemnification, issue and deliver at such office to such holder of Series Preferred, a certificate or certificates for the number of shares of Common Stock into which the shares or Series Preferred surrendered were convertible on the date on which such automatic conversion occurred plus any declared but unpaid dividends on the converted Series Preferred in accordance with the provision of Section 5(d).

(m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuance upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board in good faith) on the date of conversion.

(n) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(p) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charge that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

6.	REDEMPTION.

(a) The Company shall be obligated to redeem the Series Preferred as follows:

(i) The holders of a majority of the then outstanding shares of Series Preferred, voting together as a separate class on an as-if converted basis, may require the Company, to the extent it may lawfully do so, to redeem all of the then outstanding Series Preferred in three (3) annual installments beginning not prior to the fifth anniversary of the Original Issue Date, and ending on the date two (2) years from such first redemption date (each a “Redemption Date”); provided that the Company shall receive at least sixty (60) days prior to the first such Redemption Date written notice of such election of the Series Preferred. The Company shall effect such redemptions on each Redemption Date paying in cash in exchange for the shares of Series Preferred to be redeemed on such Redemption Date a sum equal to the Original Issue Price per share of Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) plus declared and unpaid dividends with respect to such shares. The total amount to be paid for the Series Preferred is hereinafter referred to as the “Redemption Price.” The number of shares of Series Preferred that the Company shall be required to redeem on anyone Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series Preferred outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 6(a) shall be redeemed from each holder of Series Preferred on a pro rata basis, based on the number of shares of Series Preferred then held.

(ii) At least thirty (30) days but no more than sixty (60) days prior to the first Redemption Date, the Company shall send a notice (a “Redemption Notice”) to all holders of Series Preferred to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; (B) the Redemption Date; (C) the number of shares of Series Preferred to be redeemed from such holder; and (D) the place at which such holder may obtain payment of the Redemption Price upon surrender of such holder’s shares certificate(s). If the Company does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date, then it shall so notify such holders and shall redeem the maximum possible number of such shares ratably among the holders of such shares based upon their holdings of Series Preferred, and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

(b) On or prior to the Redemption Date, the Company shall deposit the Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund for the benefit of the respective holders of shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Company pursuant to this Section 6(b) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 5 hereof no later than the fifth (5th) day preceding the applicable Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Section 6(b) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Company promptly upon its written request expressed in a resolution of its Board of Directors.

(c) On or after each such Redemption Date, each holder of shares of Series Preferred to be redeemed shall surrender such holder’s certificates representing such shares (or, if such certificate(s) have been lost, stolen or destroyed, such holder shall execute an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates) to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person or entity whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series Preferred are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Series Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

(d) In the event of a call for redemption of shares of Series Preferred, the Conversion Rights (as defined in Section 5) for such shares of Series Preferred shall terminate as to the shares designated for redemption at the close of business on the last business day preceding the applicable Redemption Date for such shares of Series Preferred, unless default is made in payment of the Redemption Price.

7.	NO REISSUANCE OF SERIES PREFERRED.

No share or shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

IV.

A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B. The Company is authorized to provide indemnification of directors, officers, employees or other agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) for breach of duty to the Company and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by applicable law.

C. Any repeal or modification of this Article IV shall only be prospective and shall not affect the rights under this Article IV in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to of any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provisions of the Bylaws of the Company.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

VI.

To the extent permitted by law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, create or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

19